Davis Polk & Wardwell LLP
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EXHIBIT 5.1 and 23.3
OPINION OF DAVIS POLK & WARDWELL LLP
September 1, 2026
Securitize Corp.
78 SW 7th Street, Suite 500
Miami, FL 33130
Ladies and Gentlemen:
We have acted as special counsel to Securitize Corp., a Delaware corporation (the “Company”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on August 31, 2026, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 12,999,753 shares of our common stock, par value $0.0001 per share (the “Common Stock”) that may become issuable pursuant to equity awards granted under the Securitize Corp. 2026 Omnibus Incentive Plan (the “2026 Plan”) following the effective date of the Registration Statement, (ii) 57,750 shares of Common Stock that may become issuable pursuant to equity awards granted under the 2026 Plan prior to the effective date of the Registration Statement, (iii) 15,161,606 shares of Common Stock that may become issuable pursuant to the 2026 Plan in respect of awards of stock options and restricted stock units granted under the Securitize, Inc. 2018 Equity Incentive Plan with respect to shares of common stock of Securitize, Inc., which were assumed under the 2026 Plan as Substitute Awards (as defined in the 2026 Plan), and (iv) 3,264,376 shares of Common Stock that may become issuable pursuant to the Securitize Holdings, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”). We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
On the basis of the foregoing, we are of the opinion that the Shares issuable under the Plans have been duly authorized and, when and to the extent issued pursuant to the Plans will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell LLP